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Enhanced Living Benefits Accelerated Death Benefit Rider
THIS RIDER PROVIDES FOR PAYMENT OF A PORTION OF THE CONTRACT DEATH PROCEEDS PRIOR TO THE DEATH OF THE INSURED UNDER CONDITIONS EXPLAINED IN THIS RIDER.
WHEN AN ACCELERATED DEATH BENEFIT IS PAID UNDER THE TERMS OF THIS RIDER, THE CONTRACT TO WHICH THIS RIDER IS ATTACHED WILL REMAIN IN FORCE WITH A REDUCED SPECIFIED AMOUNT, REDUCED CONTRACT VALUE, REDUCED COST OF INSURANCE CHARGES, AND A REDUCED DEATH BENEFIT.
THE ACCELERATED DEATH BENEFIT UNDER THIS RIDER MAY BE TAXABLE.  RECEIPT OF THIS ACCELERATED DEATH BENEFIT MAY ADVERSELY AFFECT ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT BENEFITS OR ENTITLEMENTS.  ACCELERATED BENEFITS DO NOT AND ARE NOT INTENDED TO QUALIFY AS LONG-TERM CARE.  YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR REGARDING THE TAX TREATMENT OF ACCELERATED BENEFITS.  YOU SHOULD CONTACT A QUALIFIED ADVISOR OR THE APPLICABLE GOVERNMENT AGENCY (SUCH AS THE LOCAL STATE MEDICAID OFFICE) FOR ADVICE REGARDING ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT BENEFITS OR ENTITLEMENTS BEFORE REQUESTING THIS BENEFIT.
THIS RIDER DOES NOT PROVIDE HEALTH, NURSING HOME, OR LONG-TERM CARE INSURANCE.  THERE ARE NO RESTRICTIONS OR LIMITS ON THE USE OF ACCELERATED BENEFIT PAYMENTS.

Definitions
The following are key words used in this rider.  As you read this rider, refer to these definitions.
Activities of Daily Living
Activities of Daily Living are:
1)	Bathing – Washing oneself by sponge bath or in either a tub or shower, including the task of getting into or out of the tub or shower.
2)
Continence – The ability to maintain control of bowel and bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

3)	Dressing – Putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.
4)	Eating – Feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.
5)	Toileting – Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
6) Transferring – Moving into or out of a bed, chair, or wheelchair.
Benefit Base
The Benefit Base is used in the calculation of your benefit under this rider and is shown in Section 1, Contract Data.
Reductions in the Contract’s Specified Amount may cause a reduction in the Benefit Base.
Automatic, periodic increases in the Contract’s Specified Amount as provided by riders will increase the Benefit Base by the same percentage as the increase in the Specified Amount, subject to the Benefit Base limitations described in Section 1, Contract Data.
Chronic Condition
The Insured has currently, and has been certified by a Licensed Physician within the last 12 months as having, a condition resulting in:
1)	being permanently unable to perform, without Substantial Assistance from another individual, at least two Activities of Daily Living due to a loss of functional capacity; or
2)	requiring substantial supervision to protect such Insured from threats to health and safety due to permanent Severe Cognitive Impairment.
To qualify as a Chronic Condition, the Insured must be receiving Health Care Assistance as defined herein at least two times per week.
Confined or Confinement
The Insured must be residing in and receiving care in an Eligible Nursing Home as defined herein.  Confinement must be due to a condition that is reasonably expected to require continuous confinement in an Eligible Nursing Home for the remainder of the Insured’s life.
Eligible Nursing Home
An institution or special nursing unit of a hospital that meets at least one of the following requirements:
1) approved as a Medicare provider of skilled nursing care services; or
2) licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or
3) meets all of the requirements listed below:
a) licensed as a nursing home by the state in which it is located;
b) main function is to provide skilled or intermediate nursing care;
c) engaged in providing continuous room and board accommodations to three or more persons;
d) under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);
e) maintains a daily medical record of each patient; and
f) maintains control of and records for all medications dispensed.
Institutions that primarily provide residential facilities do not qualify as Eligible Nursing Homes.
Health Care Assistance
Services to assist the Insured in Activities of Daily Living or that are required because of Severe Cognitive Impairment.  Health Care Assistance must be received in the United States.  Health Care Assistance is not limited by location; it may be received where appropriate including, but not limited to, the Insured’s residence (permanent or temporary), a hospital, a nursing home, a hospice center, an assisted living facility, or any other care facility.  Health Care Assistance must be received from a Health Care Provider as defined herein.
Health Care Provider
Health Care Providers must be trained to provide the type of care given.  Health Care Providers may be representatives of Home Health Agencies, independent home health care providers, home health aides, therapists, or other health care professionals.  A Health Care Provider cannot be a member of the Insured’s Immediate Family.
Immediate Family
The Insured or the Insured’s spouse, or the following relatives of the Insured or the Insured’s spouse: parents, grandparents, stepparents, siblings, children, stepchildren, grandchildren, and their respective spouses.
Licensed Physician
A licensed Doctor of Medicine (M.D.) or licensed Doctor of Osteopathy (D.O.) operating within the scope of licensure.  This does not include the Insured or a member of the Insured’s Immediate Family.
Severe Cognitive Impairment
The deterioration or loss of the Insured’s intellectual capacity, which requires substantial supervision by another person to protect the Insured or others.  It is measured by clinical evidence and standardized tests which reliably measure the Insured’s impairment in:
1) short or long term memory;
2) orientation as to people, places, or time; and
3) deductive or abstract reasoning.
Severe Cognitive Impairment includes conditions such as Alzheimer’s disease and similar forms of irreversible dementia.
Substantial Assistance
This means hands-on assistance or standby assistance.  Hands-on assistance means the physical assistance of another person without which the Insured would be unable to perform the Activity of Daily Living.  Standby assistance means the presence of another person within arm’s reach of the Insured that is necessary to prevent, by physical intervention, injury to the Insured while he or she is performing an Activity of Daily Living.

Benefits Under This Rider
The Benefit
We will provide the opportunity for you to receive monthly benefits or a lump sum benefit prior to the death of the Insured.  This rider provides two options under which the Insured may qualify for benefits:
1) Chronic Condition Option; and
2) Confinement Option.
You may elect payments under both options. We describe these options and the payments in more detail below.
The accelerated death benefit will be paid to you or your estate, unless you have otherwise designated or assigned the benefit, immediately after we receive your acceleration request and satisfactory evidence that the Insured has a Chronic Condition or is Confined.
If the Insured dies after you request to receive an accelerated death benefit, but before such benefit has been received, we will cancel the request and pay the death benefit in accordance with the terms of the Contract.
Maximum Accelerated Benefit Amount
In no case will any combination of benefits paid for Chronic Condition or Confinement exceed the Maximum Accelerated Benefit Amount, shown in Section 1, Contract Data.
Additionally, the maximum monthly or lump sum benefit amount may not exceed the per diem limitation described in section 7702B(d) of the Internal Revenue Code.
Monthly Benefit
The monthly benefit amounts will be determined as follows:
Monthly Chronic Condition Benefit
The maximum amount of the Monthly Chronic Condition Benefit is shown in Section 1, Contract Data, payable up to the Maximum Accelerated Benefit Amount.
Monthly Confinement Benefit
The maximum amount of the Monthly Confinement Benefit is shown in Section 1, Contract Data, payable up to the Maximum Accelerated Benefit Amount.
If monthly payments are elected, a lump sum payment for the corresponding option is not available in the future.
You may elect to receive an amount less than the amounts available for the Monthly Chronic Condition Benefit and the Monthly Confinement Benefit.  However, we reserve the right to require that each monthly payment be a minimum of $50.
If the benefits are payable for a period of less than one month, the amount payable for each day will be 1/30th of the monthly benefit.
If the Insured dies before all payments of the monthly benefit are made, we will stop payments and pay the death benefit in accordance with the terms of the Contract.
If the Contract has an outstanding loan balance, we will deduct a portion of the monthly benefit payment and apply this portion to reduce the loan balance.
The portion deducted will equal:
(A x B)
C
“A” is the monthly benefit payment.
“B” is the greater of the outstanding loan balance on the date of the monthly benefit payment or the largest previous outstanding loan balance on any previous date of a monthly benefit payment.
“C” is the Specified Amount of the Contract.
The amount deducted from the monthly benefit to be applied to the loan is considered part of the monthly benefit.
Lump Sum Benefit
A lump sum benefit is offered in lieu of monthly payments.  If a lump sum benefit is elected, no monthly benefits or future lump sum benefits under the corresponding option are available in the future.
The lump sum benefit amounts will be determined as follows:
Lump Sum Chronic Condition Benefit
The amount payable as the Lump Sum Chronic Condition Benefit is equal to the Benefit Base divided by the Specified Amount multiplied by the Contract Value less any surrender charges.  The maximum amount of the Lump Sum Chronic Condition Benefit cannot be more than the Maximum Accelerated Benefit Amount.
Lump Sum Confinement Benefit
The amount payable as the Lump Sum Confinement Benefit is equal to the Benefit Base divided by the Specified Amount multiplied by the Contract Value less any surrender charges.  The maximum amount of the Lump Sum Confinement Benefit cannot be more than the Maximum Accelerated Benefit Amount.
You may elect to receive an amount less than the amounts available for the Lump Sum Chronic Condition Benefit and the Lump Sum Confinement Benefit.  However, we reserve the right to require that the payment be a minimum of $500.
If the Contract has an outstanding loan balance, we will deduct a portion of the lump sum benefit payment and apply this portion to reduce the loan balance.  The portion deducted will equal:
(A x B)
C
“A” is the lump sum benefit payment.
“B” is the value of the outstanding loan balance on the date of the lump sum benefit payment.
“C” is the Specified Amount of the Contract.
The amount deducted from the lump sum to be applied to the loan is considered part of the lump sum benefit.
Chronic Condition Option
If the Insured has a Chronic Condition, you may elect this option to provide a Monthly Chronic Condition Benefit.  In order to exercise this option:
1) we must receive evidence satisfactory to us that the Insured has a Chronic Condition; and
2) the Insured must have had the Chronic Condition continuously for the preceding 90 days.
If you do not wish to receive monthly payments, you may elect to receive a lump sum as described above.
Confinement Option
If the Insured is Confined, you may elect this option to provide a Monthly Confinement Benefit.  In order to exercise this option:
1)	the Insured must be currently, and have been continuously for the preceding 90 days, Confined as defined herein; and
2) the Insured’s Confinement must be due to medical reasons that are verified by a Licensed Physician.
If you do not wish to receive monthly payments, you may elect to receive a lump sum as described above.
Requesting an Acceleration
You must elect an option in writing and provide initial and ongoing evidence of qualification in a form that meets our requirements.
Evidence that the Insured has a Chronic Condition or is Confined will include a completed claim form and the required written certification from a Licensed Physician.
We will send you the necessary claim form within 15 days of your acceleration request.  If we do not send you the claim form within 15 days, you may submit a written statement of your claim, which will satisfy the claim form requirement.  In all cases, we must receive a certification from a Licensed Physician of the Insured’s Chronic Condition or Confinement.
We have the right to review the Insured’s medical records and to obtain a second medical opinion, at our expense, as to a Chronic Condition the Insured may have or the medical necessity for nursing home Confinement.  If there is a disagreement between your Licensed Physician and the Licensed Physician designated by us, eligibility for the requested accelerated death benefit will be determined by a third medical opinion that is provided by a mutually acceptable Licensed Physician at our expense.  The third medical opinion will be binding on both parties.
Conditions
Your right to receive payment under either option is subject to the following conditions:
1)	the Contract must be in force and not be in the grace period;
2)	we must receive a signed acknowledgement of concurrence for payout from any assignee or irrevocable beneficiary under your Contract;
3)
this benefit provides for the accelerated payment of life insurance proceeds and is not intended to cause you to involuntarily gain access to proceeds ultimately payable to the named beneficiary.  Therefore, we will make the accelerated death benefit proceeds available to you on a voluntary basis only.  Accordingly:

a)	if you are required by law to exercise this option to satisfy the claims of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit; or
b)	if you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.
Effect of Benefit Payments
Payments under this rider will reduce the amount payable on death, maturity, or surrender of the Contract.  Payments under this rider will also reduce the values available for surrender or loan.
If the death benefit option on your Contract is Option B or Option C when benefits become payable, we will automatically change the death benefit option to Option A.  The new Option A Specified Amount will be the Specified Amount as described in the Contract’s option change provision.  The Benefit Base will be increased in proportion to the increase in the Specified Amount but cannot exceed the Maximum Accelerated Benefit Amount shown in Section 1, Contract Data.
Upon payment of an accelerated death benefit under this rider, we will adjust the Contract values as follows:
1) the Specified Amount and the Benefit Base will be reduced by the amount of the benefit payment;
2)	the Cash Surrender Value will be reduced by an amount equal to the benefit payment multiplied by the ratio of the Cash Surrender Value to the Specified Amount of the Contract;
3)	the Contract Value will be reduced by an amount equal to the benefit payment multiplied by the ratio of the Contract Value to the Specified Amount of the Contract; and
4)	surrender charges will be reduced in proportion to the reduction in the Specified Amount.
Upon your request to accelerate the death benefit and upon payment of an accelerated death benefit, we will provide you and any irrevocable beneficiary a statement demonstrating the effect of the acceleration on the Specified Amount, Benefit Base, Cash Surrender Value, Contract Value, cost of insurance charges, and any outstanding loan balance.

Rider Cost of Insurance
The cost of insurance for this rider is determined on a monthly basis.  The cost of insurance rates for this rider will not exceed the rates shown in the Table of Guaranteed Maximum Monthly Enhanced Living Benefits Accelerated Death Benefit Rider Cost of Insurance Rates per $1,000, found on the last page of this rider.  The cost of insurance rate multiplied by the Benefit Base divided by the Specified Amount of the Contract is added to the Insured’s cost of insurance rate for the Contract.  The cost of insurance is then determined as provided in the Contract using the increased rates.
The cost of insurance for this rider will be deducted monthly from the Contract Value.

General Provisions
The following provisions apply to this rider:
Applicability
This rider forms a part of the Contract to which it is attached and this benefit is subject to all the provisions of this rider and to the applicable Contract provisions.  The provisions of the rider apply in lieu of any Contract provisions to the contrary.
Effective Date
The effective date of this rider is shown in Section 1, Contract Data.  The incontestability provision in the Contract will apply to this rider, beginning on the rider effective date.
Cancellation
We may not cancel or reduce coverage under this rider.  You may cancel this rider on any monthly anniversary day.  Your request must be in writing and filed with us prior to the monthly anniversary day.
Termination of Rider
This rider terminates on the earliest of:
1)	the date a benefit is paid under any Accelerated Death Benefit for Terminal Illness Rider attached to your Contract;
2) the date the Contract terminates for any reason;
3) the date this rider is cancelled by you;
4)	upon nonpayment of any separate premium or cost of insurance charge for this rider, in accordance with the provisions of the Contract to which this rider is attached;
5) the date you have received benefit payments totaling the Maximum Accelerated Benefit Amount;
6) the date the Contract matures;
7) the date you exercise a Paid-up Insurance Benefit option, if any, in the Contract; or
8) the date no further benefit payments are available under either option.
The provisions contained in the Effect of Benefit Payments section of this rider apply even if this rider terminates.
Termination of this rider will not prejudice the payment of benefits for a Chronic Condition or Confinement that occurred while the rider was in force.
Reinstatement
This rider will be reinstated if:
1)	the Contract to which this rider is attached terminates and is subsequently reinstated according to the Contract’s reinstatement provision; and
2) this rider was in force at the time the Contract terminated.

Table of Guaranteed Maximum Monthly
Enhanced Living Benefits Accelerated Death Benefit Rider
Cost of Insurance Rates per $1,000
Age	Male	Female	Age	Male	Female
20	0.01000	0.00583	51	0.07008	0.05458
21	0.01017	0.00608	52	0.07500	0.05892
22	0.01042	0.00642	53	0.08025	0.06350
23	0.01075	0.00683	54	0.08583	0.06833
24	0.01117	0.00733	55	0.09167	0.07333
25	0.01167	0.00783	56	0.09833	0.07858
26	0.01225	0.00850	57	0.10583	0.08408
27	0.01292	0.00917	58	0.11417	0.08992
28	0.01367	0.00992	59	0.12333	0.09658
29	0.01450	0.01067	60	0.13333	0.10408
30	0.01542	0.01142	61	0.14417	0.11242
31	0.01642	0.01225	62	0.15583	0.12158
32	0.01750	0.01308	63	0.16917	0.13158
33	0.01867	0.01392	64	0.18417	0.14325
34	0.02000	0.01483	65	0.20000	0.15833
35	0.02167	0.01583	66	0.21833	0.17333
36	0.02342	0.01692	67	0.23917	0.18917
37	0.02525	0.01808	68	0.26250	0.20583
38	0.02725	0.01933	69	0.28833	0.22333
39	0.02942	0.02075	70	0.31667	0.24167
40	0.03175	0.02233	71	0.34750	0.26083
41	0.03425	0.02408	72	0.38083	0.28083
42	0.03692	0.02600	73	0.41667	0.30167
43	0.03975	0.02817	74	0.45500	0.32333
44	0.04267	0.03058	75	0.49583	0.34583
45	0.04583	0.03333	76	0.53917	0.36917
46	0.04925	0.03642	77	0.58500	0.39333
47	0.05292	0.03967	78	0.63333	0.41833
48	0.05683	0.04308	79	0.68417	0.44417
49	0.06100	0.04667	80	0.73750	0.47083
50	0.06542	0.05050

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, P.O. Box 219139, Kansas City, MO 64121-9139.
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[Secretary	President, CEO, and Vice Chairman]